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Exhibit 99.1

Contact:	Eva Schmitz
Phone:	(812) 962-5011
Cell:	(812) 431-7177

FOR IMMEDIATE RELEASE

Gunite Rockford Employees Ratify A New Collective Bargaining Agreement

        Evansville, Ind.—April 29, 2005—Gunite Corporation, a subsidiary of Accuride Corporation (NYSE:ACW), announced today that the Company and the International Union, United Aerospace and Agricultural Implement Workers of America (UAW), Local 718 have successfully reached a new collective bargaining agreement, covering approximately 150 employees at its foundry in Rockford, Ill.

        The two parties have been engaged in ongoing productive negotiations since March and reached a tentative agreement on April 26, 2005. On April 28, the UAW informed the Company that its members had voted to accept the contract. The new agreement is effective May 1, 2005, through November 17, 2007.

        "We are very happy with the contract agreement that has been reached," said Terry Keating, Accuride's President and CEO. "Throughout the negotiations process, the Company and the Union have diligently worked toward reaching an agreement. At the same time, the workforce did its part by steadily continuing to operate the foundry in a manner to ensure ample product was produced to meet customer needs. This is a positive outcome for Gunite and its parent corporation, Accuride."

        Gunite Corporation, a subsidiary of Accuride Corporation, is a leading North American supplier of wheel-end systems and components for the heavy- and medium-duty market and their related aftermarket. Gunite's product line includes brake drums, disc wheel hubs, spoke wheels, rotors and slack adjusters.

        Accuride Corporation (NYSE:ACW) is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America. Accuride's products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components. Accuride's products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco and Brillion. For more information, visit Accuride's website at http://www.accuridecorp.com.

        Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the Company's actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.

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Gunite Rockford Employees Ratify A New Collective Bargaining Agreement